Exhibit 5.2

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway  |  New York, NY  10036-4039  |  tel 212.858.1000  |  fax 212.858.1500

December 9, 2008

Central Illinois Light Company

300 Liberty Street

Peoria, Illinois 61602

Ladies and Gentlemen:

Central Illinois Light Company, an Illinois corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-155416-01) (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) with respect to an indeterminate amount of securities, which became effective on November 17, 2008.  On December 9, 2008, the Company issued and sold $150,000,000 of its 8.875% Senior Secured Notes due 2013 (the “Notes”) pursuant to an indenture dated as of June 1, 2006 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”).

In connection with the issuance and sale of the Notes by the Company, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement, the Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, the Indenture, a specimen of the Notes, corporate and other documents, records and papers and certificates of public officials.  In connection with such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as originals and the correctness of all statements of fact contained in such original documents.  We have not examined and are expressing no opinion or belief as to matters relating to titles to property, franchises or the nature, extent and priority of the lien purported to be created by the Company’s first mortgage indenture or the recordation or perfection of such lien.  We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York.  We have relied upon an opinion of even date herewith of Craig W. Stensland, Esq., Associate General Counsel of Ameren Services Company, an affiliate of the Company, with respect to the due authorization and validity, execution and delivery of the Notes by the Company.

On the basis of such review, we are of the opinion that the Notes constitute the valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, general equitable principles (whether considered in a proceeding in equity or at law) and concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on December 9, 2008, which is incorporated by reference in the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus included as a part thereof and the supplement thereto relating to the offer and sale of the Notes.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP